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Octus

XAI, Octagon Release Opposing Last-Ditch Appeals to XFLT Shareholders Ahead of Vote to Replace Sub-Advisor

By Diana Bravo and Sid Punjabi

July 29, 2026

XA Investments and Octagon Credit Investors have put out opposing statements ahead of shareholders’ final vote on July 30 regarding XAI’s plan to replace Octagon as the sub-advisor for its XAI Floating Rate and Alterative Income Trust, or XFLT.

XFLT’s board of trustees voted in June to remove Octagon as the fund’s sub-advisor citing underperformance of the fund. XFLT’s shareholders will vote on the change tomorrow, Thursday, July 30, at 11 a.m. ET.

XAI’s statement urged investors to remove Octagon as the fund’s sub-advisor in favor of King Street affiliate Rockford Tower Asset Management, stating that Octagon’s chief executive and chief investment officers own zero shares of XFLT, compared to a combined 235,550 shares owned by leadership of XAI and that this discrepancy pitted Octagon leadership’s interests against the interests of XFLT’s shareholders.

XAI president Kimberly Flynn told Octus that her firm has been actively listening to XFLT shareholders’ feedback on their proposal to remove Octagon as the fund’s sub-advisor over the past several weeks.

“With the sub-adviser transition to King Street, we are focused primarily on improving XFLT NAV performance,” Flynn said. “XA Investments management is now seeking to improve the XFLT price performance which has been driven by both Octagon’s poor NAV performance and the fund’s permanent NAV losses experienced on Octagon’s watch. With the tender offer announced Monday, XFLT shareholders will receive an immediate 12.5% tender offer, while the contingent tenders may provide additional liquidity in the future.”

XAI said in their press release that Octagon’s CLO platform has experienced seven defaults throughout 2026 to date.

“Octagon has been terminated for poor performance, evidenced by its track record, not just at XFLT, but across its own CLO portfolio, which has suffered an extraordinary seven CLO defaults in 2026 that wiped out entire classes of investors in those funds,” said XAI in its statement. “There is no vote that will bring Octagon back.”

In its press release published on July 28, Octagon agreed that XFLT’s needs substantial change and presented its own to overhaul the fund’s management structure, including converting XFLT to a 10-year term trust, conducting a tender offer for 25% of the fund’s outstanding shares and reducing the fund’s management fee to 1.3% from 1.7%. Additionally, Octagon is proposing to appoint itself as the fund’s primary advisor, replacing XAI and thereby removing the sub-advisor, and to reconstitute the board with what it calls “shareholder-focused trustees.”

“Don’t get us wrong. As a shareholder of XFLT, we welcome any efforts to close the trading discount to NAC, however belated or reactive,” said Octagon CEO Gretchen Lam. “But this announcement of a partly cancelable, contingent tender offer is tied to the acceptance of a new sub-adviser with no closed-end fund experience and whose parent company has reportedly ‘struggled with lackluster performance, fleeing clients and an exodus of long-tenured staff,” a direct reference to an article from Bloomberg.

A representative for Octagon declined to comment beyond Octagon’s letter to shareholders.